UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 13G Under the Securities Exchange Act of 1934 (Amendment No. 1)*

China Index Holdings Limited
(Name of Issuer)

Class A ordinary shares, par value US$0.001 per share
(Title of Class of Securities)

16954W101**
(CUSIP Number)

December 31, 2022
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed: ☐ Rule 13d-1(b) ☐ Rule 13d-1(c) ☑Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

** CUSIP number 16954W101 has been assigned to the American Depositary Shares (“ADSs”) of the Issuer, which are listed on Nasdaq Global Select Market under the symbol “CIH.” Each ADS represents one Class A ordinary share, par value US$0.001 per share. No CUSIP has been assigned to the Class A ordinary shares.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 16954W101	SCHEDULE 13G/A

1.	NAME OF REPORTING PERSON IDG Alternative Global Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0 Class A Ordinary Shares
	6.	SHARED VOTING POWER 0 Class A Ordinary Shares
	7.	SOLE DISPOSITIVE POWER 0 Class A Ordinary Shares
	8.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
12.	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 16954W101	SCHEDULE 13G/A

1.	NAME OF REPORTING PERSON IDG Maximum Financial Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0 Class A Ordinary Shares
	6.	SHARED VOTING POWER 0 Class A Ordinary Shares
	7.	SOLE DISPOSITIVE POWER 0 Class A Ordinary Shares
	8.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
12.	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 16954W101	SCHEDULE 13G/A

1.	NAME OF REPORTING PERSON Blinkmax Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0 Class A Ordinary Shares
	6.	SHARED VOTING POWER 0 Class A Ordinary Shares
	7.	SOLE DISPOSITIVE POWER 0 Class A Ordinary Shares
	8.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
12.	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 16954W101	SCHEDULE 13G/A

1.	NAME OF REPORTING PERSON IDG-ACCEL CHINA CAPITAL L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0 Class A Ordinary Shares
	6.	SHARED VOTING POWER 0 Class A Ordinary Shares
	7.	SOLE DISPOSITIVE POWER 0 Class A Ordinary Shares
	8.	SHARED VOTING POWER 0 Class A Ordinary Shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
12.	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 16954W101	SCHEDULE 13G/A

1.	NAME OF REPORTING PERSON IDG-ACCEL CHINA CAPITAL INVESTORS L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b)☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0 Class A Ordinary Shares
	6.	SHARED VOTING POWER 0 Class A Ordinary Shares
	7.	SOLE DISPOSITIVE POWER 0 Class A Ordinary Shares
	8.	SHARED VOTING POWER 0 Class A Ordinary Shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
12.	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 16954W101	SCHEDULE 13G/A

1.	NAME OF REPORTING PERSON IDG-ACCEL CHINA CAPITAL ASSOCIATES L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b)☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0 Class A Ordinary Shares
	6.	SHARED VOTING POWER 0 Class A Ordinary Shares
	7.	SOLE DISPOSITIVE POWER 0 Class A Ordinary Shares
	8.	SHARED VOTING POWER 0 Class A Ordinary Shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
12.	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 16954W101	SCHEDULE 13G/A

1.	NAME OF REPORTING PERSON IDG-ACCEL CHINA CAPITAL GP ASSOCIATES LTD.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0 Class A Ordinary Shares
	6.	Shared Voting Power 0 Class A Ordinary Shares
	7.	Sole Dispositive Power 0 Class A Ordinary Shares
	8.	Shared Dispositive Power 0 Class A Ordinary Shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
12.	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 16954W101	SCHEDULE 13G/A

1.	NAME OF REPORTING PERSON Chuang Xi Capital Holdings Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0 Class A Ordinary Shares
	6.	Shared Voting Power 0 Class A Ordinary Shares
	7.	Sole Dispositive Power 0 Class A Ordinary Shares
	8.	Shared Dispositive Power 0 Class A Ordinary Shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
12.	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 16954W101	SCHEDULE 13G/A

1.	NAME OF REPORTING PERSON IDG China Capital Fund III L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b)☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0 Class A Ordinary Shares
	6.	SHARED VOTING POWER 0 Class A Ordinary Shares
	7.	SOLE DISPOSITIVE POWER 0 Class A Ordinary Shares
	8.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
12.	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 16954W101	SCHEDULE 13G/A

1.	NAME OF REPORTING PERSON IDG China Capital III Investors L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b)☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0 Class A Ordinary Shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
12.	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 16954W101	SCHEDULE 13G/A

1.	NAME OF REPORTING PERSON IDG China Media Fund II L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0 Class A Ordinary Shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
12.	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 16954W101	SCHEDULE 13G/A

1.	NAME OF REPORTING PERSON IDG China Capital Fund III Associates L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b)☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0 Class A Ordinary Shares
	6.	SHARED VOTING POWER 0 Class A Ordinary Shares
	7.	SOLE DISPOSITIVE POWER 0 Class A Ordinary Shares
	8.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
12.	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 16954W101	SCHEDULE 13G/A

1.	NAME OF REPORTING PERSON IDG China Capital Fund GP III Associates Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0 Class A Ordinary Shares
	6.	SHARED VOTING POWER 0 Class A Ordinary Shares
	7.	SOLE DISPOSITIVE POWER 0 Class A Ordinary Shares
	8.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
12.	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 16954W101	SCHEDULE 13G/A

1.	NAME OF REPORTING PERSON IDG China Media Fund II Associates L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b)☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0 Class A Ordinary Shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
12.	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 16954W101	SCHEDULE 13G/A

1.	NAME OF REPORTING PERSON IDG China Media Fund GP Associates Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0 Class A Ordinary Shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
12.	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 16954W101	SCHEDULE 13G/A

1.	NAME OF REPORTING PERSON QUAN ZHOU
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 0 Class A Ordinary Shares
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0 Class A Ordinary Shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 16954W101	SCHEDULE 13G/A

1.	NAME OF REPORTING PERSON CHI SING HO
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0 Class A Ordinary Shares
	6.	Shared Voting Power 0 Class A Ordinary Shares
	7.	Sole Dispositive Power 0 Class A Ordinary Shares
	8.	Shared Dispositive Power 0 Class A Ordinary Shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 16954W101	SCHEDULE 13G/A

1.	NAME OF REPORTING PERSON DONGLIANG LIN
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION People’s Republic of China
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0 Class A Ordinary Shares
	6.	SHARED VOTING POWER 0 Class A Ordinary Shares
	7.	SOLE DISPOSITIVE POWER 0 Class A Ordinary Shares
	8.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 16954W101	SCHEDULE 13G/A

1.	NAME OF REPORTING PERSON Quartz Fortune Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0 Class A Ordinary Shares
	6.	SHARED VOTING POWER 0 Class A Ordinary Shares
	7.	SOLE DISPOSITIVE POWER 0 Class A Ordinary Shares
	8.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
12.	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 16954W101	SCHEDULE 13G/A

1.	NAME OF REPORTING PERSON IDG Ultimate Global Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0 Class A Ordinary Shares
	6.	SHARED VOTING POWER 0 Class A Ordinary Shares
	7.	SOLE DISPOSITIVE POWER 0 Class A Ordinary Shares
	8.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
12.	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 16954W101	SCHEDULE 13G/A

1.	NAME OF REPORTING PERSON Velda Power Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0 Class A Ordinary Shares
	6.	SHARED VOTING POWER 0 Class A Ordinary Shares
	7.	SOLE DISPOSITIVE POWER 0 Class A Ordinary Shares
	8.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
12.	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 16954W101	SCHEDULE 13G/A

1.	NAME OF REPORTING PERSON Clever Sight Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0 Class A Ordinary Shares
	6.	SHARED VOTING POWER 0 Class A Ordinary Shares
	7.	SOLE DISPOSITIVE POWER 0 Class A Ordinary Shares
	8.	SHARED DISPOSITIVE POWER 0 Class A Ordinary Shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 Class A Ordinary Shares
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
12.	TYPE OF REPORTING PERSON (See Instructions) CO

This Amendment No. 1 amends and restates in its entirety the Statement on Schedule 13G filed by the Reporting Person with the Securities and Exchange Commission on February 14, 2020.

Item 1(a). Name of Issuer

China Index Holdings Limited

Item 1(b). Address of Issuer’s Principal Executive Offices

Tower A, No. 20 Guogongzhuang Middle Street

Fengtai District

Beijing 100070, People’s Republic of China

Item 2(a). Name of Persons Filing

1.	IDG Alternative Global Limited
2.	IDG Maximum Financial Limited
3.	Blinkmax Limited
4.	IDG-Accel China Capital L.P.
5.	IDG-Accel China Capital Investors L.P.
6.	IDG-Accel China Capital Associates L.P.
7.	IDG-Accel China Capital GP Associates LTD.
8.	Chuang Xi Capital Holdings Limited
9.	IDG China Capital Fund III L.P.
10.	IDG China Capital III Investors L.P.
11.	IDG China Media Fund II L.P.
12.	IDG China Capital Fund III Associates L.P.
13.	IDG China Capital Fund GP III Associates Ltd.
14.	IDG China Media Fund II Associates L.P.
15.	IDG China Media Fund GP Associates Ltd.
16.	Quan Zhou
17.	Chi Sing Ho
18.	Dongliang Lin
19.	Quartz Fortune Limited
20.	IDG Ultimate Global Limited
21.	Velda Power Limited
22.	Clever Sight Limited

Item 2(b). Address of Principal Business Office or, If None, Residence

For all reporting persons:

c/o IDG Capital Management (HK) Limited.

Unit 5505, The Center

99 Queen’s Road Central

Hong Kong

Item 2(c). Citizenship

Quan Zhou is a citizen of the United States of America. Chi Sing Ho is a citizen of Canada. Dongliang Lin is a citizen of the People’s Republic of China.

Each of IDG Alternative Global Limited, IDG Maximum Financial Limited, Blinkmax Limited, Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited and Velda Power Limited is organized under the laws of the British Virgin Islands.

Each of IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., IDG-Accel China Capital Associates L.P., IDG-Accel China Capital GP Associates LTD., IDG China Capital Fund III L.P., IDG China Capital III Investors L.P., IDG China Capital Fund III Associates L.P., IDG China Capital Fund GP III Associates Ltd., IDG China Media Fund II Associates L.P. and IDG China Media Fund GP Associates Ltd. is organized under the laws of the Cayman Islands.

IDG China Media Fund II L.P. is organized under the laws of the State of Delaware.

Item 2(d). Title of Class of Securities

Class A ordinary shares, US$0.001 par value per share. Each ADS represents one Class A ordinary share

Item 2(e). CUSIP Number

CUSIP number 16954W101 has been assigned to the ADSs of the Issuer.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4. Ownership.

The information for each reporting person contained in Items 5-11 of the cover pages is incorporated herein by reference.

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following. ☒

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8. Identification and Classification of Members of the Group.

Not applicable.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certifications.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 7, 2023

IDG ALTERNATIVE GLOBAL LIMITED

By:	/s/ Chi Sing HO
	Name:	Chi Sing HO
	Title:	Director

IDG MAXIMUM FINANCIAL LIMITED

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Director

BLINKMAX LIMITED

By:	/s/ Dongliang Lin
	Name:	Dongliang LIN
	Title:	Director

IDG-ACCEL CHINA CAPITAL L.P.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Authorized Signatory

IDG-ACCEL CHINA CAPITAL INVESTORS L.P.
By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Authorized Signatory

IDG-ACCEL CHINA CAPITAL ASSOCIATES L.P.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Authorized Signatory

IDG-ACCEL CHINA CAPITAL GP ASSOCIATES LTD.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Director

CHUANG XI CAPITAL HOLDINGS LIMITED

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Director

IDG CHINA CAPITAL FUND III L.P.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Authorized Signatory

IDG CHINA CAPITAL III INVESTORS L.P.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Authorized Signatory

IDG CHINA MEDIA FUND II L.P.

By:	/s/ Hugo Shong
	Name:	Hugo SHONG
	Title:	Authorized Signatory

IDG CHINA CAPITAL FUND III ASSOCIATES L.P.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Authorized Signatory

IDG CHINA CAPITAL FUND GP III ASSOCIATES LTD.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Director

IDG CHINA MEDIA FUND II ASSOCIATES L.P.

By:	/s/ Hugo Shong
	Name:	Hugo SHONG
	Title:	Authorized Signatory

IDG CHINA MEDIA FUND GP ASSOCIATES LTD.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Director

QUAN ZHOU

By:	/s/ Quan Zhou
	Name:	Quan Zhou

CHI SING HO

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho

DONGLIANG LIN

By:	/s/ Dongliang Lin
	Name:	Dongliang Lin

QUARTZ FORTUNE LIMITED

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Title:	Director

IDG ULTIMATE GLOBAL LIMITED

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Title:	Director

VELDA POWER LIMITED

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Title:	Director

CLEVER SIGHT LIMITED

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Title:	Director